Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

July 25, 2011

among

MANHATTAN BANCORP

The Lenders Party Hereto

and

CARPENTER FUND MANAGEMENT COMPANY, LLC,
Administrative Agent

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ii

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process		41
SECTION 9.10. WAIVER OF JURY TRIAL		41
SECTION 9.11. Headings		42
SECTION 9.12. Confidentiality		42
SECTION 9.13. Interest Rate Limitation		42

SCHEDULES:
Schedule 1.01 — Addresses of Notices; Commitments; Percentage Shares
Schedule 3.04 — Subsidiaries
Schedule 6.02 — Existing Indebtedness
Schedule 6.06 — Transactions with Affiliates
Schedule 6.10 — Existing Restrictions

EXHIBITS:
Exhibit A:	Stock Pledge Agreement

( The Company agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Commission upon request. )

iii

CREDIT AGREEMENT dated as of July 25, 2011, by and among Manhattan Bancorp, a California corporation (the “Borrower”), the LENDERS party hereto, and Carpenter Fund Management Company, LLC, a Delaware limited liability company, as Administrative Agent.

W I T N E S S E T H :

WHEREAS, the Borrower has requested loans of up to an aggregate amount of $7,000,000 to finance additional investments by the Borrower in one or more of its Subsidiaries; and

WHEREAS, the Lenders are willing to make Loans to the Borrower, subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01.   Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” means Carpenter Fund Management Company, LLC, in its capacity as administrative agent for the Lenders hereunder.

“Affiliate” means, with respect to a specified Person, another Person, when the Borrower is such specified Person, that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Group” means an “affiliated group” as defined under Section 1504(a) of the Code.

“Agreement” means this Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Applicable Law” shall mean any domestic or foreign, federal, state or local, statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable, in the case of the Borrower to the Borrower or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of it); in the case of the Bank, to the Bank or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of it) and, in the case of the Manager or Investors, to the Manager or Investors or their respective properties, assets, employees or agents (in connection with such employees’ or agents’ activities on behalf of it).

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means a fixed interest rate of 8.0% per annum.

“Asset Sale” means any Disposition of property or series of related Dispositions of property by the Borrower or any Subsidiary (excluding any such Disposition permitted by clause (a) or (b) of Section 6.07) that yields Net Cash Proceeds to the Borrower or any Subsidiary (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $100,000.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to the earlier of the Maturity Date and December 31, 2011.

“Bank of Manhattan” means Bank of Manhattan, N.A., a national banking association and a wholly-owned Subsidiary of Borrower.

“Borrower” means Manhattan Bancorp, a California corporation.

“Borrowing” means any credit extended to Borrower pursuant to this Credit Agreement.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests or Capital Stock in a limited liability company, limited partnership or other

Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Capital Stock representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower, other than any acquisitions of Capital Stock by Administrative Agent or its Affiliates; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated or Administrative Agent or its Affiliates; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group other than Administrative Agent or its Affiliates.

“Charges” has the meaning set forth in Section 9.13.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans, as such commitment may be (a) reduced from time to time hereunder and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 1.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $7,000,000.  The aggregate amount of the Lenders’ Commitments shall be reduced to $5,000,000 on December 31, 2011.

“Comptroller” means United States Comptroller of the Currency.

“Consolidated Net Worth” means as at any date, all amounts included under common shareholders’ equity on a consolidated balance sheet of the Borrower as at such date, as determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Loans at such time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Employee Agreement” means any written or oral employment agreements, policies, practices or manuals relating to the employment of any officer, director, employee, contingent worker (including, without limitation, leased and temporary workers and independent contractors), or agent of the Borrower or the Bank of Manhattan.

“Environmental Law” means any Applicable Law relating to Hazardous Materials, industrial hygiene or to the environmental conditions on, under or about any property of the Borrower or a Subsidiary.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Incentive Plans” shall mean the 2007 Stock Option Plan and the 2010 Equity Incentive Plan of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.11(a).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of San Francisco, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or the applicable Federal Reserve Bank acting under delegated authority.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Statements” has the meaning set forth in Section 5.01.

“FINRA” means the Financial Industry Regulatory Authority.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the

United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including FINRA.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government.  The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter Presley Tanner Hazardous Substance Account Act), (iii) defined as a “hazardous material,” “hazardous substance,” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as a “hazardous substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) petroleum, (vi) asbestos, (vii) defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. 1317), (ix) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), or (x) defined as a “hazardous substance” pursuant to Section 101 of CERCLA.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (other than bank deposits of Bank of Manhattan accepted or other borrowings incurred by Bank of Manhattan in the ordinary course of business), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” has the meaning set forth in Section 9.12.

“Initial Loan” has the meaning set forth in Section 2.02(b).

“Interest Payment Date” means the Maturity Date.

“Investment Company Act” means the Investment Company Act of 1940, and the rules and regulations promulgated thereunder, as such may be amended from time to time.

“Knowledge of the Borrower” shall mean the actual knowledge of the Borrower’s President, Chief Financial Officer and Chief Credit Officer after reasonable investigation.

“Lenders” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Liability” means and includes for any Person all items of indebtedness (including, without limitation, capitalized lease obligations), whether direct, indirect or contingent, which, in accordance with GAAP, would be included in determining liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which indebtedness is to be determined, and also includes all indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness or to supply or advance sums or otherwise, and any guarantee of any such item of indebtedness or any other obligation or any assurance with respect to the financial condition of any other Person, including without limitation any purchase or repurchase agreement or keep-well, take or-pay or other arrangement of whatever nature having the effect of assuring or holding harmless any Person against loss with respect to any obligation of such other Person (but not including endorsements of instruments for deposit or collection in the ordinary course of business).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Stock Pledge and Security Agreement and any other documents to be executed and delivered in connection with this Agreement or the Transactions.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans made hereunder or banking deposits accepted by Bank of Manhattan in the ordinary course of business), of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000.

“Maturity Date” means June 30, 2012 or such earlier date as a Loan shall be required to be paid hereunder.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received)

of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to this Agreement) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Offering” has the meaning set forth in Section 5.07.

“Optional Loan” has the meaning set forth in Section 2.02(c).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.04(b).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)                                  Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.03;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.03;

(c)                                  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)                                 deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)                                  deposits of Bank of Manhattan to secure deposit accounts of governmental agencies; and

(f)                                    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except for Indebtedness as to which the net proceeds are used to repay the Loans.

“Permitted Investments” means:

(a)                                  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)                                 investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)                                  investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of Bank of Manhattan or any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)                                 fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)                                  money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940 and (ii) have portfolio assets of at least $5,000,000,000; and

(f)                                    investments made by Bank of Manhattan in loans or investment securities consistent with the loan and investment policies of Bank of Manhattan in effect on the date hereon as previously disclosed to Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) any other employee benefit plan (including, without limitation, profit sharing, pension, deferred compensation, change-in-control, bonus, stock option, stock purchase, severance, retainer, consulting, “cafeteria” benefits under Section 125 of the Code, health, welfare or incentive plan or agreement whether legally binding or not (written or oral), including any post-employment benefits), (iii) any plan, agreement, contract, program, arrangement, or policy providing for “fringe benefits” to its employees, including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit or similar programs, and (iv) any employment agreement..

“Previously Disclosed” shall mean information set forth in the Schedules and information publicly disclosed by the Borrower in (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed by it with the SEC on March 30, 2011, (B) its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, as filed by it with the SEC on May 12, 2011 or (C) any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2011 and publicly available prior to the date of this Agreement.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Subsidiary.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in the Borrower or any Subsidiary (other than dividends payable in respect of SBLF Securities), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock in the Borrower or any option, warrant or other right to acquire any such Capital Stock in the Borrower.

“Returns” means all reports, estimates, declarations of estimated tax, claims for refund, information statements and returns required to be prepared or filed in connection with, any Taxes, or Plan, including any schedule or attachment thereto, and including any amendment thereof.

“SBLF Securities” means any shares of preferred stock issued by the Borrower to the United States Department of the Treasury as part of the Small Business Lending Fund.

“S&P” means Standard & Poor’s.

“Schedules” shall mean the Schedules delivered by the Borrower in connection with this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Senior Indebtedness” means Indebtedness of the Borrower or any of its Subsidiaries and any other Indebtedness subordinated in right of payment to the principal of and interest on the Loans and the other obligations of the Borrower hereunder, in a manner satisfactory to the Administrative Agent.

“Stock Pledge Agreement” means that Stock Pledge and Security Agreement executed by the Borrower in favor of Lenders in substantially the form set forth as Exhibit A, pursuant to which the Borrower has pledged all issued and outstanding shares of the Bank of Manhattan as security for all Borrowings and Loans hereunder.

“Subsidiary” means those entities set forth on Schedule 3.04 and any corporation, partnership, association, limited liability company or other entity (a) of which Capital Stock representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the Borrower or any of its Subsidiaries, or (b) that is, as of such date, otherwise Controlled by, the Borrower or any of the Subsidiaries.

“Taxes” means all taxes, however denominated, including, without limitation, any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, without limitation, federal income taxes and state income taxes), alternative or add-on minimum taxes, estimated taxes, payroll and employee withholding taxes, back up withholding and other withholding taxes, unemployment insurance, social security taxes, sales and use taxes, value added taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation and Pension Benefit Guaranty Corporation premiums, self dealing or prohibited transactions taxes, customs, duties, Capital Stock taxes, and other obligations of the same or of a similar nature to any of the foregoing, which the Affiliated Group is required to pay, withhold or collect, whether disputed or not.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the Loans, and the use of the proceeds thereof.

“Warrant” means a warrant or equivalent instrument representing the right to purchase one share of common stock of the Borrower for each share purchased in the Offering, exercisable at the same price per share paid in the Offering and having a term of five years.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.   Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03.   Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01.   Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower in accordance with this Agreement during the Availability Period in an aggregate principal amount that will not result in such Lender’s Credit Exposure exceeding such Lender’s Commitment.  Within the foregoing limit and subject to the terms and conditions set forth herein, the Borrower may borrow and prepay Loans.

SECTION 2.02.   Loans and Borrowings.

(a)   Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.   The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)   An initial Loan of $5,000,000 (the “Initial Loan”) shall be made at the written request of Borrower subject to the terms and conditions of this Agreement given to Administrative Agent not later than August 31, 2011.

(c)   A subsequent Loan of $2,000,000 (the “Optional Loan”) shall be made, at the sole and exclusive option of each Lender, upon the written request of Borrower given on or before November 30, 2011.

(d)   The credit under this Agreement is not a revolving credit and the only Loans to be made by Lenders hereunder shall be made in no more than two Borrowings, consisting of the Initial Loan and Optional Loan.  Any portion of the Commitments that are not advanced as part of the Initial Loan or Optional Loan shall not be available to Borrower, and any amounts repaid by Borrower for any reason shall not be subject to further Borrowings.

SECTION 2.03.   Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing five (5) Business Days before the date of funding of the proposed Borrowing.  Such Borrowing Request shall be irrevocable and shall be in a form approved by the Administrative Agent and signed by the Borrower.  Each written Borrowing Request shall specify the following information:

(i)    the aggregate amount of the requested Borrowing;

(ii)    the date of such Borrowing, which shall be a Business Day; and

(iii)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

SECTION 2.04.   Funding of Borrowings.

(a)   Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 11:00 a.m., Los Angeles time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Bank of Manhattan or another U.S. commercial bank designated by the Borrower in the applicable Borrowing Request.

(b)   Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the

Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may, in its discretion, assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the Applicable Rate.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05.   Termination and Reduction of Commitments.

(a)   Unless previously terminated, the Commitments shall terminate on the first to occur of the end of the Availability Period and Maturity Date.

(b)   The initial aggregate amount of the Lenders’ Commitments shall be reduced to $5,000,000 on December 31, 2011 if the Optional Loan has not been funded.

SECTION 2.06.   Repayment of Loans; Evidence of Debt.

(a)   The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan, plus all accrued interest, on the Maturity Date.

(b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)   The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)   The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)   Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.07.   Prepayment of Loans.

(a)   The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)   The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder three Business Days before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Loan, the Administrative Agent shall advise the Lenders of the contents thereof.   Each partial prepayment of principal shall be in a minimum amount of $500,000.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

SECTION 2.08.   Mandatory Prepayments.

(a)   If any Capital Stock or Indebtedness shall be issued or incurred by the Borrower (excluding any Indebtedness incurred in accordance with Section 6.02 and excluding the issuance of SBLF Securities), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward prepayment of the Loans as set forth in Section 2.08(c).

(b)   If on any date the Borrower shall receive Net Cash Proceeds from any Asset Sale or Recovery Event by the Borrower or any Subsidiary then the Net Cash Proceeds received by the Borrower as a result thereof shall be applied on the date of receipt by the Borrower thereof toward prepayment of Loans as set forth in Section 2.08(c).  The Borrower shall use its best efforts to cause any Subsidiary to distribute to the Borrower its ratable share of the Net Proceeds from any such Asset Sale or Recovery Event, consistent with the requirements of all Governmental Authorities.

(c)   The application of any prepayment pursuant to this Section 2.08 shall be made, first, to the Initial Loan and, second, to the Optional Loan.  Each prepayment of the Loans under this Section 2.08 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

SECTION 2.09.   Fees.  The Borrower agrees to pay to the Administrative Agent for the account of the Lenders a commitment fee of $100,000 on the date of execution of this Agreement.  In the event that the Lenders shall agree to make and the Borrower shall request the Optional Loan, an additional fee of $40,000 shall be paid by the Borrower to Administrative Agent for the account of the Lenders, which fee shall be paid upon the first to occur of the issuance of a commitment by Lenders to provide the Optional Loan following receipt of the request of the Borrower or funding of the Optional Loan.

SECTION 2.10.   Interest.

(a)   The Loans comprising each Borrowing shall bear interest at the Applicable Rate.

(b)   Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Applicable Rate plus 5.0%.

(c)   Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)   All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.11.   Taxes.

(a)   Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including

Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)   Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)   If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.11, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.11 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.12.   Payments Generally; Pro Rata Treatment.

(a)   The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.11 or otherwise) prior to 12:00 noon, Los Angeles time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at Five Park Plaza, Suite 950 Irvine, California 92614, or to

such account as may be designated by Administrative Agent at a commercial banking institution and otherwise in accordance with such payment instructions as may be delivered to the Borrower by the Administrative Agent.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)   If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)   [Intentionally deleted.]

(d)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e)   If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or 2.12(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.13.   Collateral.  All Borrowings and Loans shall be secured by the collateral described in the Stock Pledge Agreement.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that as of the date of this Agreement, and as of the date of each request for a Borrowing hereunder respecting the Initial Loan and Optional Loan, the statements contained in this Article III are and shall be true and correct, except as set forth in the Schedules or as otherwise Previously Disclosed.  Whether or not specifically required by the specific terms of this Article III or otherwise, the Borrower may modify the representations and warranties contained in this Agreement by disclosing relevant facts in the Schedules; provided, however, that for any such disclosure to be effective, it must indicate the specific section of this Agreement to which it relates (provided that any information set forth in any one Schedule shall be deemed to apply to each other applicable section thereof if its relevance to the information called for in such section is reasonably apparent).

SECTION 3.01.   Organization; Powers.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.   Authorization; Enforceability.  The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.   Capitalization.  The capitalization of the Borrower consists of the following:

(a)   Common Stock.  A total of (i) 30,000,000 authorized shares of Common Stock, of which 3,987,631 shares are issued and outstanding, and (ii) 10,000,000 authorized shares of Preferred Stock, no par value, of which no shares are issued and outstanding.  All such issued and outstanding shares have been or will be duly authorized and validly issued, fully paid and non assessable, have been issued in compliance with the registration and qualification requirements of federal and state securities law or applicable exemptions therefrom, and are not subject to, nor were they issued in violation of, any preemptive rights or any rights of first refusal or similar rights.

(b)   Options, Warrants, Reserved Shares.  Except for the 882,608 shares of Common Stock reserved for issuance under the Equity Incentive Plans under which 654,491 options have been issued as of the date hereof, and any stock options or restricted stock granted subsequent to the date hereof to employees, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Borrower of any shares of its Capital Stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of the Borrower’s Capital Stock.  Except as Previously Disclosed, no shares of the Borrower’s outstanding Capital Stock, or stock issuable upon exercise or exchange of any outstanding options, warrants or rights, or other stock issuable by the Borrower are subject to any preemptive rights, rights of first refusal or other rights to purchase such stock (whether in favor or the Borrower or any other person), pursuant to any agreement or commitment of the Borrower.  The Borrower is not a party or otherwise subject to any agreement or understanding, and there is no agreement or understanding between any persons or entities, which affects or relates to the voting or giving of written consents either by a director of the Borrower or with respect to acquisition, disposition, or voting of any Capital Stock of the Borrower.

SECTION 3.04.   Subsidiaries of the Borrower.  With respect to each of the Subsidiaries (i) all the issued and outstanding shares of such entity’s Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and (ii) there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into or exchangeable for, or any contracts or commitments to issue or sell, shares of such entity’s Capital Stock or any other equity security, or any such options, rights, convertible securities or obligations.  Except as set forth in Schedule 3.04, the Borrower owns, directly or indirectly, all of the issued and outstanding shares of Capital Stock or other equity securities of each of the Subsidiaries, free and clear of all Liens.

SECTION 3.05.   Subsidiaries of the Bank of Manhattan.  The Bank of Manhattan does not directly or indirectly own shares of any corporation or any interest in any entity, except for shares acquired in the regular course of securing or collecting a debt previously contracted in good faith in the ordinary course of conducting a commercial banking business. The Bank of Manhattan’s direct or indirect ownership of any such shares or interests is not in violation of any prohibitions on ownership under any Applicable Law.

SECTION 3.06.   Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries except as contemplated by the Stock Pledge Agreement.

SECTION 3.07.   Relationship to Lenders.  The Borrower has a pre-existing business relationship with the Administrative Agent and each Lender, and has the capacity to protect its own interests in connection with this Agreement and the Transactions of Section 25118 of the California Corporations Code.

SECTION 3.08.   Financial Condition; No Material Adverse Effect.

(a)   The Borrower has heretofore furnished to the Lenders (i) audited consolidated balance sheet and statements of income, shareholders’ equity and cash flows as of and for the fiscal year ended December 31, 2010 of the Borrower and each Subsidiary, in each case as reported on by a firm of recognized independent public accountants reasonably acceptable to Administrative Agent, and (ii) unaudited consolidated balance sheet and statements of income, members equity and cash flows as of and for the portion of the fiscal year ended March 31, 2011, of the Borrower and each Subsidiary, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)    Since December 31, 2010, there has been no circumstance or event that has had or would reasonably be expected to have a Material Adverse Effect in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower or its Subsidiaries, taken as a whole.

SECTION 3.09.   Properties.

(a)    Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)    Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.   Litigation and Environmental Matters.

(a)   There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

(b)   Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)   Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.11.   Compliance with Applicable Laws; Operating Authorities.

(a)   Neither the Borrower or any Subsidiary is in violation of, and has not violated or been charged with a violation of, any Applicable Law which would have a Material Adverse Effect on the Borrower.  Neither the Borrower’s nor any Subsidiary’s business is being conducted in conflict with or in violation of, and has not been conducted in conflict with or in violation of, any Applicable Law which would have a Material Adverse Effect on the Borrower.  Except as has not had and would not reasonably be expected to have a Material Adverse Effect, the business of the Bank of Manhattan has been and is now being conducted in compliance with all Applicable Laws relating to banks, the business of banking or the insurance of bank deposits (including, without limitation, the Bank Secrecy Act and regulations thereunder, federal and state currency transaction reporting requirements, truth in lending and all other applicable disclosure requirements for consumer loans, fair credit reporting, usury, equal credit opportunity, Community Reinvestment Act of 1977, as amended, and other rules and regulations applicable to loans and lending practices).

(b)   To the Knowledge of the Borrower, neither the Borrower nor any Subsidiary nor any of their respective directors, officers, employees or agents, is subject to any civil or criminal liability for, or under investigation with respect to, violations of any Applicable Laws, including, without limitation, laws regulating extensions of credit or deposit practices, breach of fiduciary duty, misappropriation of funds or any other matter, which could reasonably be expected to have a Material Adverse Effect.

(c)   Each of the Borrower or any Subsidiary has filed all documents and reports required to be filed by it with the FDIC, the Comptroller, the Federal Reserve Board, the SEC, FINRA or any other Governmental Authority having jurisdiction over its business or any of its assets or properties and all such reports conform in all material respects with the requirements promulgated by such Governmental Authorities.  As of their respective dates, all such filings were in compliance in all material respects with the requirements of their respective forms and were true and complete in all material respects and did not contain any untrue statement of a fact or omit to state any fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All compliance or corrective action relating to the Borrower or any Subsidiary required by Governmental Authorities having jurisdiction over the Borrower or any Subsidiary has been taken.  Neither the Borrower or any Subsidiary has received any notification, formally or informally, from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (ii) threatening to revoke any of its licenses, franchises, permits or governmental authorizations.

(d)   Neither the Borrower nor any Subsidiary is a party to, nor is the Borrower nor any Subsidiary or any of their respective assets or businesses, subject to or the subject of, any written agreement, stipulation, conditional approval, memorandum of understanding, notice of determination, judgment, supervisory agreement, order, written directive, consent decree or other agreement with any Governmental Authority.

(e)   The Borrower or any Subsidiary each hold all registrations, licenses, permits and franchises as are required to conduct their respective businesses as now conducted (including, without limitation, any insurance or securities activities), and all such licenses, permits and franchises are valid and in full force and effect.  No suspension of any of the foregoing operating rights or cancellation thereof has been initiated or threatened, and all filings, applications and registrations with respect thereto are current.

SECTION 3.12.   Bank Secrecy Act; Patriot Act.  Neither the Borrower nor any Subsidiary has received written notice of any regulatory concerns regarding its compliance with the Bank Secrecy Act or related state or federal anti-money-laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of diligence in identifying customers. The Borrower and any Subsidiary have adopted such procedures and policies as are necessary or appropriate to comply with Title III of the USA Patriot Act of 2001, as amended, and, to the Knowledge of the Borrower, is in compliance with such law in all material respects.

SECTION 3.13.   Taxes.  Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  There has been no ownership change as defined in Section 382 of the Code with respect to Borrower or any member of its Affiliated Group.

SECTION 3.14.   ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

SECTION 3.15.   Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.16.   Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is, or will be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

SECTION 3.17.   Subsidiaries.  The Subsidiaries listed on Schedule 3.04 hereto constitute the only Subsidiaries of the Borrower as at the date hereof.

SECTION 3.18.   Solvency.  The Borrower is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, solvent.

SECTION 3.19.   Federal Regulations.  No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Federal Reserve Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

ARTICLE IV

Conditions

SECTION 4.01.   Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)   The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)   The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the

Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(c)   The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(d)   The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 12:00 p.m., Los Angeles time, on August 31, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02.   Each Borrowing.  The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)   The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing.

(b)   At the time of and immediately after giving effect to such Borrowing no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the principal of and interest on each Loan and all other fees and charges payable by Borrower hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.   Financial Statements; Ratings Change and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a)   A copy of each report, proxy statement and other reports and materials filed by the Borrower under the Exchange Act concurrent with the filing thereof with the SEC, including all annual and periodic reports on Form 10K and 10Q;

(b)   Within 120 days after the end of each fiscal year, the audited financial statements of the Borrower, reported on by independent public accountants reasonably acceptable to Administrative Agent, (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower on a consolidated basis in accordance with GAAP consistently applied;

(c)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated and consolidating balance sheet and related consolidated and consolidating statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)   concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.01, 6.09 and 6.10 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.08 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)   promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02.   Notices of Material Events.  The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)   the occurrence of any Default;

(b)   any (i) default or event of default of the Borrower or any of its Subsidiaries under any provision of any security issued by the Borrower or of any agreement, instrument or other undertaking to which the Borrower is a party or by which it or any of its property is bound or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any arbitrator or Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)   any litigation or proceeding affecting the Borrower or any of its Subsidiaries or any “affiliated person” of the Borrower or any of its Subsidiaries within the meaning of the Investment Company Act instituted by a shareholder of the Company or otherwise styled as a shareholder derivative action, in any amount, or any other type of litigation or proceeding in which the amount involved is $100,000 or more and not covered by insurance or in which injunctive or similar relief is sought and which could reasonably be expected to have a Material Adverse Effect;

(d)   the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or its Subsidiaries in an aggregate amount which could reasonably be expected to have a Material Adverse Effect;

(e)   any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

(f)   any development, action, circumstance or event that would have been required to be disclosed pursuant to Section 3.11 hereof had such matter existed on the date of this Agreement.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.   Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business.

SECTION 5.04.   Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.   Priority; Compliance.  Borrower shall cause all actions taken or as may be requested by Administrative Agent to assure that all outstanding Capital Stock of the Bank of Manhattan is at all times pledged to Lenders pursuant to the Stock Pledge Agreement and to preserve and maintain Lenders’ first priority and perfected security interest therein.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X.

SECTION 5.06.   Collateral.  The Borrower shall take all actions necessary or requested by Administrative Agent to grant, perfect and preserve Lender’s first priority security interest in all collateral securing Borrower’s obligations hereunder as contemplated by this Agreement or any Loan Document.

SECTION 5.07.   Offering.  The Borrower may issue shares of its common stock or common stock and Warrants in a public offering or private placement (an “Offering”); provided that Administrative Agent or its designees or Affiliates shall be entitled to purchase all securities offered for sale by the Borrower that are not subscribed to and purchased by other investors at the same price and on such other financial terms as such securities are offered and sold to such other investors, and provided that the amount of any shares or Warrants issued to Persons other than the Administrative Agent or its designees or Affiliates shall not exceed the limitations set forth in Section 6.11.  These rights of Administrative Agent shall be in addition to the rights of Administrative Agent, Lenders or their Affiliates to purchase shares under the Stock Purchase Agreement dated May 14, 2008 as amended.  Notwithstanding the foregoing, no shares of common stock or other Capital Stock of Borrower or any other member of the Affiliated Group shall be sold in the Offering or otherwise to any Person where such issuance could reasonably be expected to result in an ownership change under Section 382 of the Code.

SECTION 5.08.   Insurance.  The Borrower and its Subsidiaries shall maintain in full force and effect at all times, policies of insurance with reputable insurers covering such risks and in such amounts as are prudent and in accordance with standard industry practices, which covered risks and coverage amounts shall not be less than those currently in effect.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.   Financial Conditions Covenants.  The Borrower will not permit Consolidated Net Worth at any time on or after the Effective Date to be less than the sum of (i) $18,000,000, plus, (ii) 100% of the Net Cash Proceeds of any issuances by the Borrower of any Capital Stock and any equity contributions after the Effective Date.  The Borrower shall maintain a total tier one leverage capital ratio of not less than 10%.  The Bank of Manhattan shall maintain total risk based capital and tier one leverage capital ratios of not less than 12% and 10%, respectively.

SECTION 6.02.   Indebtedness.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)   Indebtedness created hereunder;

(b)   Indebtedness existing on the date hereof and set forth in Schedule 6.02, but not any extension, renewals or replacements of any such Indebtedness;

(c)   Indebtedness (i) of the Borrower to any Subsidiary, the proceeds from which would be used in the ordinary course of business and (ii) of any Subsidiary to the Borrower or any other Subsidiary; and

(d)   Indebtedness for which the Net Proceeds are applied toward repayment of the Loans.

SECTION 6.03.   Liens.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Capital Stock owned by it in property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)   Permitted Encumbrances; and

(b)   Liens in the Capital Stock of the Bank of Manhattan or other collateral securing the Borrower’s obligations hereunder.

SECTION 6.04.   Fundamental Changes.

(a)   The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the owned Capital Stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve

(b)   The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower or its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 6.05.   Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)   Permitted Investments by the Borrower or any of its Subsidiaries;

(b)   investments by the Borrower in the Capital Stock of Subsidiaries;

(c)   loans or advances (i) made by the Borrower to any Subsidiary, the proceeds from which would be used in the ordinary course of business and (ii) made by any Subsidiary to the Borrower or any other Subsidiary;

(d)   Guarantees constituting Indebtedness permitted by Section 6.02; and

(e)   investments in cash equivalents, including any such investment that may be readily sold or otherwise liquidated.

SECTION 6.06.   Limitation on Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, except as described on Schedule 6.06, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a person which is not an Affiliate, (b) complies with Regulation O and W of the Federal Reserve Board and all other requirements of Applicable Law or any Governmental Authority, and (c) is not otherwise prohibited by this Agreement.

SECTION 6.07.   Limitation on Sale of Assets.

(a)   The Borrower will not convey, sell, lease, assign, transfer or otherwise dispose of Capital Stock of any Subsidiary such that the Borrower shall, at any time on or after the Effective Date, own less than the percentage ownership currently owned by Borrower in such Subsidiary as set forth on Schedule 3.04 hereto; and

(b)   The Borrower will not, and will not permit any Subsidiary to, dispose of any of its property, whether now owned or hereafter acquired, outside the ordinary course of business unless the Net Cash Proceeds from any such disposition are applied toward any required prepayment of the Loans as set forth in Section 2.07(b).  The foregoing shall not apply to any sale by Bank of Manhattan of Real Estate Owned or of mortgage loans originated for sale.

SECTION 6.08.   Limitation on Leases.  The Borrower will not, and will not permit any Subsidiary to acquire ownership of any real property, or permit the amount paid by it for lease obligations under operating leases to which the Borrower or any Subsidiary is a party (including any such leases entered into in connection with sale leaseback transactions) for any fiscal year of the Borrower to exceed $200,000.

SECTION 6.09.   Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly,

any Restricted Payment, except (a) Subsidiaries may declare and pay dividends ratably with respect to their Capital Stock, and (b) the Borrower and its Subsidiaries may make Restricted Payments pursuant to and in accordance with stock option plans, other benefit plans or employee equity repurchase obligations for management or employees of the Borrower and its Subsidiaries.

SECTION 6.10.   Restrictive Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to restrictions or conditions imposed by the Stock Pledge Agreement; and (v) the foregoing shall not apply to any standard restrictions imposed in connection with the issuance of SBLF Securities.

SECTION 6.11.   Capital Stock.  The Borrower shall not issue or sell, agree to issue or sell, or grant to any Person or group of related Persons, any shares of common stock of the Borrower in excess of 4.9% of the total shares of common stock of the Borrower, or any warrant, option or other right to acquire in excess of (a) 4.9% of the total shares of common stock of the Borrower or which are convertible into or exchangeable for in excess of 4.9% of the total shares of common stock of the Borrower, or (b) any shares of any other class of Capital Stock other than SBLF Securities.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)   the Borrower shall fail to pay any principal of any Loan within five (5) days of when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)   the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)   any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made;

(d)   the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article V or VI;

(e)   the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)   the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)   any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness permitted hereunder;

(h)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets;

(i)   the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)   the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)   one or more judgments not covered by insurance for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against the Borrower or any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)   an ERISA Event shall have occurred that, in the opinion of the Administrative Agent, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(m)   a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in Los Angeles, California, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01.   Notices.

(a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)    if to the Borrower, to it at Bank of Manhattan, 2141 Rosecrans Avenue, Suite 1160, El Segundo, California, Attention of Terry Robinson, President and Chief Executive Officer (Fax No. (310) 606-8090);

(ii)    if to the Administrative Agent, to Carpenter Fund Management Company, LLC, Five Park Plaza, Suite 950, Irvine, California 92614, Attention of Robert Sjogren, General Counsel (Fax No. (949) 261-0880; and

(iii)    if to any other Lender, care of the Administrative Agent.

(b)   Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)   Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.   Waivers; Amendments.

(a)   No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)   Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.12(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

SECTION 9.03.   Expenses; Indemnity; Damage Waiver.

(a)   The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the Transactions, including any syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)   The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)   To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)   To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages and attorneys’ fees, court costs and other expenses of enforcing such claim or claims) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)   All amounts due under this Section shall be payable not later than 15 days after written demand therefor.

SECTION 9.04.   Successors and Assigns.

(a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except with the approval of the Administrative Agent.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   Subject to the conditions set forth below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Agent.  Notwithstanding the foregoing, any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender

(c)   A Participant shall not be entitled to receive any greater payment under Section 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.11(e) as though it were a Lender.

(d)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender.

SECTION 9.05.   Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.09 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.   Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.   Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.   Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.   Governing Law; Jurisdiction; Consent to Service of Process.

(a)   This Agreement shall be construed in accordance with and governed by the law of the State of California.

(b)   The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Superior Court of Los Angeles County, California and of the United States District Court of the Southern District of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such California State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)   The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF THE INSTITUTION OF ANY LEGAL PROCEEDING, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE

TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.   Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.   Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.   Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MANHATTAN BANCORP

By	/s/ Brian E. Côté
	Name:	Brian E. Côté
	Title:	EVP/CFO

CARPENTER FUND MANAGEMENT COMPANY, LLC, Administrative Agent,

By	/s/ James B. Jones
	Name:	James B. Jones
	Title:	Managing Member

CARPENTER COMMUNITY BANCFUND, L.P.

By	Carpenter Fund Manager GP, LLC, its General Partner
	By:	/s/ James B. Jones
James B. Jones
	Its:	Managing Member

CARPENTER COMMUNITY BANCFUND-A, L.P.

By	Carpenter Fund Manager GP, LLC, its General Partner
	By:	/s/ James B. Jones
James B. Jones
	Its:	Managing Member

SCHEDULE 1.01

Addresses of Notices; Commitments; Percentage Shares

Lender Name and Address	Commitment Initial Loan	Percentage

Carpenter Community BancFund-A, L.P. Five Park Plaza, Ste. 950 Irvine, CA 92614-8527	$4,830,000	96.60%

Carpenter Community BancFund, L.P. Five Park Plaza, Ste. 950 Irvine, CA 92614-8527	$170,000	3.40%

Total	$5,000,000	100%

	Commitment Optional Loan	Percentage

Carpenter Community BancFund-A, L.P. Five Park Plaza, Ste. 950 Irvine, CA 92614-8527	$1,932,000	96.60%

Carpenter Community BancFund-A, L.P. Five Park Plaza, Ste. 950 Irvine, CA 92614-8527	$68,000	3.40%

Total	$2,000,000	100%

SCHEDULE 3.04

Subsidiaries

SCHEDULE 6.02

Existing Indebtedness

SCHEDULE 6.06

Transaction with Affiliates

SCHEDULE 6.10

Existing Restrictions

EXHIBIT A

STOCK PLEDGE AGREEMENT